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   As filed with the Securities and Exchange Commission on January 14, 1997


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  Form N-8A


                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


         Name: DELTA LIFE AND ANNUITY COMPANY SEPARATE ACCOUNT VA1


         Address of Principal Business Office: 530 Oak Court, Suite 200
                                               Memphis, Tennessee 38117

         Telephone Number:  (800) 275-3358


         Name and Address of Agent for Service of Process:

                           Bettye S. Adams, Esquire
                        Delta Life and Annuity Company
                           530 Oak Court, Suite 200
                           Memphis, Tennessee 38117



Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES   X    NO
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                                  SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, Delta Life and Annuity Company has caused this notification of registration to be duly signed on behalf of the registrant, in the city of New York and state of New York on the 10th day of January, 1997.



(seal)


                 DELTA LIFE AND ANNUITY COMPANY SEPARATE VA1
                 By:  /s/ Gerald Tsai, Jr.
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                    Gerald Tsai, Jr.
                    Chief Executive Officer



Attest: /s/ Allen O. Jones, Jr.
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       Allen O. Jones, Jr.
       President, Chief Operating Officer,
       and Chief Financial Officer